Charles Townsend
Mosaic Neutriceuticals, Inc.

Charlie,

In compliance with 12B-25 for the extension of the filing for the 10K-SB:

The audit for Mosaic Neutriceuticals, Inc. has not been completed as of March 31, 2006. The auditor has not completed all audit procedures necessary to render an opinion on the financial statements dated December 31, 2005.

Sincerely,

/s/ Kyle L. Tingle
      Kyle L. Tingle

P.O. BOX 50329 HENDERSON, NEVADA 89016 PHONE: (702) 450-2200 FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com